Exhibit 16.1

April 9, 2013

Securities and Exchange Commission
100 F Street, NW
Washington, D.C. 20549

Re:           Asian Trends Media Holdings, Inc.

We have read the statements included under Item 4.01 of Form 8-K to be filed by Asian Trends Media Holdings, Inc. on or about April 9, 2013.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.
Murray, UT 84107